Exhibit 99.3

Schedule 3 — Reconciliation of GAAP reported results to as adjusted results and reconciliation of diluted EPS to as adjusted EPS

For the Quarter Ended March 31, 2003

amounts in million, except earnings per share
	GAAP Reported	Adjustments		As Adjusted

Net revenue	$12.4	$131.1	(1)	$143.5
Expenses	41.9	26.6	(1)	68.5
Depreciation and amortization	16.0			16.0
Partnership income	23.6	—		23.6

Operating (loss) income	(21.9)	104.5		82.6
Interest expense, net	(48.7)	2.4	(2)	(46.3)
Other income	0.8	(0.8	)(3)	—

Pre-tax (loss) income	(69.8)	106.1		36.3
Tax benefit (provision)	28.6	(42.6	)(4)	(14.0)

Net (loss) income	(41.2)	63.5		22.3
Preferred dividend	42.2	(38.3	)(5)	3.9

Net (loss) income available to common shareholders	$(83.4)	$101.8		$18.4

Earnings per share(6), (7)
Basic	$(2.76)	$3.34		$0.58
Diluted	$(2.76)	$3.33		$0.57
Shares used in computing EPS(7)
Basic	30.2	8.5		38.7
Diluted	31.0	8.5		39.5

(1)	Represents the revenue and direct costs for directories that published prior to the acquisition that would have been recognized during the period had it not been for purchase accounting adjustments required under GAAP and includes the effect of differences between SPA and RHD historical and current accounting policies.

(2)	Represents the write-off of deferred financing costs on pre-acquisition debt that was refinanced at the closing of the acquisition. This write-off is non-operational and has been excluded from the as adjusted results.

(3)	Represents the gain on hedging activity recognized in the first quarter of 2003. This gain is non-operational and is excluded from the as adjusted results.

(4)	Represents the tax effect of adjustments.

(5)	The 2003 reported preferred dividend includes the stated 8% dividend and a “deemed” dividend of $38.3 million for a beneficial conversion feature (BCF) from the issuance of Preferred Stock. The BCF has been excluded from the as adjusted results.

(6)	On a reported basis, basic EPS are calculated under the “two-class” method. The two-class method is an earnings allocation formula that computes basic EPS for common stockholders and preferred stockholders on an as-converted basis assuming that the common stockholders and preferred stockholders have equal rights in the undistributed earnings of the Company on a per-share basis. Basic EPS represents the earnings per share attributable to the common stockholders only.

(7)	On an as adjusted basis, basic and diluted EPS are calculated as net income before preferred dividends divided by the weighted average basic and diluted shares outstanding for the period assuming the Preferred Stock was converted to common stock at the beginning of the period. Assuming the Preferred Stock was converted at the beginning of the period, basic and diluted shares for 2003 would have been 8.5 million shares higher.